EXHIBIT 10.0

                              EMPLOYMENT AGREEMENT


                                 SEGMENTZ, INC.

                                       AND


                                 ALLAN MARSHALL





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                  THIS EMPLOYMENT AND CONFIDENTIALITY AGREEMENT is made as of the 1st day of November, 2001, by and among TRANS-LOGISTICS, INC., a Florida corporation, which has an address at 18302 Highwoods Preserve, Suite 210, Tampa, Florida 33647 ("Company"), and ALLAN MARSHALL ("Employee"), an individual with an address c/o the Company.

                              W I T N E S S E T H :
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                  WHEREAS, the Company desires to employ Employee in the
position of Chief Executive Officer of the Company, and Employee desires to perform the duties as required by such position.

                  NOW, THEREFORE, the Company and Employee, intending to be legally bound, agree as follows:

                  1. SCOPE OF EMPLOYMENT. The Company hereby employs Employee as Chief Executive Officer of the Company. Employee will be responsible for such duties as are commensurate with and required by such position or office, as may be assigned to Employee by the Board of Directors of the Company from time to time, but the Board of Directors will not assign Employee any duties inconsistent with Employee's status or alter the nature or status of Employee's responsibility. In addition, the Employee will execute (upon the written request of the Company) and comply in all respects with his obligations, duties and restrictions to be set forth in an Option Agreement of even date herewith by and between Employee and the Company (the "Option Agreement").

         During the term of this Agreement, Employee may engage in any other business for Employee's own account or accept any employment from any other business entity, or render any services, give any advice or serve in an advisory or consulting capacity, whether gratuitously or otherwise, to or for any other person, firm, or corporation.

                  2. TERM. The term of this Agreement will be for five (5) years (the "Term"), commencing on the date hereof, unless sooner terminated pursuant to Section 7 of this Agreement. This Agreement shall continue for additional one
(1) year periods unless terminated by either party on ninety (90) days prior written notice to the other.

                  3.  COMPENSATION.
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A). The Company will pay Employee on behalf of the Company compensation calculated at the base rate of One Hundred Fifty Thousand Dollars ($150,000) per annum through December 31, 2001, and thereafter with annual increases of ten percent (10%) per annum or such higher amount as the Board of Directors shall determine, payable in equal installments in accordance with the normal payroll policies of the Company in effect from time to time. The Company's Board of Directors will review and determine Employee's base salary and other compensation on an annual basis, provided, however, that the Company's Board of Directors may not set Employee's base salary less than as set forth above during the respective period.



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B). The Company hereby grants employee a stock option to purchase fifteen percent (15%) of the Company's currently outstanding stock at a price per share of $.025, for a period of five (5) years form the date hereof.

                  4. BENEFITS. The Company will provide Employee with such benefits (the "Benefits") as are provided by the Company to its senior executives or similar companies publicly traded in your industry (namely life insurance coverage of $1,000,000, medical and dental insurance, travel and accident insurance, participation in 401(K) plans and bonus plans, and stock option plans, incentive compensation plans and other benefits). In addition, the Company will provide you with an automobile allowance of $600 per month and shall pay your gasoline, insurance, maintenance repair and parking expenses relating to said automobile.

                  5. BUSINESS EXPENSES. The Company will reimburse Employee for all ordinary and necessary business expenses incurred and paid by Employee in the course of and within the scope of the performance of Employee's duties in accordance with this Agreement, provided such expenses are approved by the President of the Company and adequate documentation of such expenses are provided upon presentation for any reimbursement.

                  6. VACATION AND SICK DAYS. Employee will be entitled to a vacation of four (4) weeks per year without loss of salary. Such vacation will be cumulative. Employee will be entitled to receive as many paid sick days as he requires, subject to Paragraph 7 (b) hereof.

                  7. TERMINATION. This Agreement may be terminated prior to the expiration of the term set forth in Section 2 or upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 7.

         (a) DEATH. This Agreement will terminate immediately and automatically upon the death of the Employee.

         (b) DISABILITY. This Agreement may be terminated at the Company's option, immediately upon notice to the Employee, if the Employee shall suffer a permanent disability. For the purposes of this Agreement, the term "permanent disability" shall mean the Employee's inability to perform his duties under this Agreement for a period of one hundred and eighty (180) days whether or not consecutive, in any twelve (12) month period, due to illness, accident or any other physical or mental incapacity, as determined by a qualified physician.

         (c) CAUSE. This Agreement may be terminated at the Company's option, immediately upon the following events: fraud, criminal conduct, or dishonesty or embezzlement by the Employee involving the Company (as evidenced by the conviction of a felony).



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                  8. NON-DISCLOSURE OF INFORMATION. Employee acknowledges that the Company has invested and will continue to invest considerable resources in the research, development and advancement of its business, which investment has or will result in the generation of proprietary, confidential and/or trade secret data, information, techniques and materials, tangible and intangible, which properly belong to the Company. Employee acknowledges and agrees that it would be unlawful for Employee to appropriate, to attempt to appropriate, or to disclose to anyone such data, information, techniques or materials, subject to the following:

         (a) Employee acknowledges that the following constitute protectable proprietary, confidential or trade secret information of each Company: all developments, inventions, discoveries, enhancements, modifications, processes, formulae, plans, devices, concepts, project outlines, schedules, treatments, flowcharts, scripts, graphics, edit plans, computer hardware, source codes, access codes, computer programs, video tapes, film, records, tapes, research, software programs (in any medium or form whatsoever and whether programmable or read only memory), CD-ROM's, know how, ideas, systems, operating methods, laboratory practices, equipment, files, any proposals for development, any reports on findings of tests, investigative studies, consultations or the like pricing policies, budgets, strategic plans (whether or not communicated in writing), information concerning the sales, sales volume, sales methods, sales proposals, customers and prospective customers, suppliers and prospective suppliers, all written documents not in the public domain, and any copies or imitations of the foregoing and all other proprietary, confidential, or trade secret information, whether or not copyrighted or patented and whether in possession of the Company and whether created solely by Employee, jointly with others, or solely by others.

         (b) For purposes of this Agreement, all confidential, proprietary, or trade secret information enumerated or mentioned in Section 8(a) is hereinafter referred to as "Information" and will constitute Information whether fully developed or in the process of development by the Company. Any restrictions on disclosure and use of the Information will apply to all copies of the Information, whether in whole or in part.

         (c) During the term of this Agreement and at all times after termination of this Agreement, unless authorized in writing by the Company or during the Term of this Agreement and as part of the Employees duties, Employee will not:

                  (i) use for Employee's benefit or advantage the Information, or

                  (ii) use the Information for the benefit of any third party, or

                  (iii) disclose or cause to be disclosed the Information or authorize or permit such disclosure of the Information to any third party, or



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                  (iv)     use the Information in any way which would be
                           detrimental to the Company.

         (d) In any judicial proceeding, it will be presumed that the Information constitutes protectable trade secrets, and Employee will bear the burden of proving that any Information is publicly or rightfully known by Employee.

         (e) Employee will surrender to the Company at any time upon request, and upon termination of Employee's employment for any reason, all written or otherwise tangible documentation representing or embodying the Information, in whatever form, whether or not copyrighted, patented, or otherwise, and any copies or imitations of the Information, whether or not made by Employee. Employee agrees to be available upon request for consultation after termination of employment to provide information and details with respect to any work or activity performed or materials created by Employee alone or with others during Employee's employment by the Company. In addition, upon termination of employment, Employee shall resign as an officer and director of the Company at the written request of the Company.

                  10. TERMINATION BY EMPLOYEE. Employee may terminate his employment with the Company (a) in the event that the Company breaches any of its obligations hereunder or if Employee is not re-elected Chief Executive Officer and President, or (b) if there is a "change in control" of the Company or (c) upon 60 days notice in writing to the Company. A "change of control" of the Company shall occur when Employee no longer owns more than 50% of the voting stock of Saliva Diagnostic Systems, Inc., the parent company of the Company or any other successor parent company of the Company or as such term is defined under the Securities and Exchange Act of 1934, as amended.

                  11. COMPENSATION UPON TERMINATION, DURING DISABILITY, OR IN THE EVENT OF A CHANGE IN CONTROL. In addition to any benefits to which you are entitled under any insurance program or pension plan or benefit plan then in effect, you shall be entitled to the following:

         (a) In the event you are not terminated for "Cause" or you elect to terminate your employment under Paragraph 10 hereunder, you shall be entitled to receive:

                  (i) the balance of your salary in a lump sum through the Term of this Agreement;

                  (ii) you shall be entitled to receive your base salary at the time of termination for a period of five (5) years from the end of the Term of this Agreement;

                  (iii) you shall continue to receive, from the date of Termination through the Term of this Agreement and thereafter for a period of five (5) years from the end of the Term of this Agreement, all Benefits referred to in Paragraph 4 which you were receiving immediately prior to Termination, at no cost to Employee.


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                  (iv)     In lieu of shares of common Stock or other equity or
                           option plans issuable upon exercise of options (Options), you shall receive, at your election, the Option shares or an amount in cash equal to the product of (A) the difference (to the extent that such difference is a positive number) obtained by subtracting the per share exercise price of each Option held by Employee whether or not fully exercisable from the higher of (i) the closing price of the Shares as reported on any securities exchange) on the Date of Termination, or (ii) the highest price per Share actually paid in connection with any "change in control" (as hereinafter defined) of the Company, or (iii) the number of Shares covered by each such Option (such amount being herein referred to as the "Option Share Amount"). The Option share Amount shall be paid to the Employee within sixty
                           (60) days of the Termination Date.

         (b) In the event any payments hereunder shall be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Employee with respect to such excise tax, then Employee shall be entitled to an additional payment (a "Gross-Up Payment") in an amount calculated as follows:

                  (i) The Excise Tax shall be computed pursuant to Section 4999 of the Code on the Payments which shall include the Option share Amount to the extent that such Amounts shall be deemed to be "parachute payments" as defined in Section 280G (b) (2) of the Code.

                  (ii) The Excise Tax shall be computed pursuant to Section 4999 of the Code on the amount of the Payments, which for purposes of this clause shall not include the Option Share Amount to the extent that such amounts shall otherwise be "parachute payments" as defined in
                           Section 280G (b)(2) of the Code.

                  (iii) The Excise Tax calculated at clause (ii) shall be subtracted from the Excise Tax calculated at clause
                           (i) with the result of such subtraction to be referred as the "Difference".

                  (iv) The Difference shall be divided by the following factor: One (1) minus the sum of (I) the rate of tax imposed by Section 4999 and (II) Employees marginal combined Federal, state, city and local income tax rate in the year in which the payment shall be made. The resulting amount shall be the amount of the Gross-Up Payment. The Gross-Up Payment shall be paid to you promptly after it has been calculated by Employee's accountants who shall be compensated for their services by the Company.

         (c) In the event of Termination of the Employee for "Cause", Employee will receive the payments or compensation set forth in Paragraphs 11 (a) (i), (iii), (iv) and (b).

                  12. OWNERSHIP OF CREATIONS. Any and all computer programs, processes, creations, developments, discoveries, inventions, enhancements, modifications and improvements (hereinafter collectively referred to as "Creation" or "Creations"), whether or not the Creations are copyrightable, patentable, or otherwise protectable (such as by contract or implied duty), conceived, invented, developed, created or produced by Employee alone or with others during the term of his employment, whether or not during working hours and whether or not on the premises of the Company, will be the sole and exclusive property of the Company if the Creation is:



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         (a)      within the scope of Employee's duties assigned or implied in accordance with his position with the Company, or

         (b) a product, products, or other item which would be in competition with the products or services offered by the Company or which is related to the Company's products or services, whether presently existing, under development, or under active consideration.

                  13. ABSENCE OF CONFLICT OF REPRESENTATIONS. Employee warrants and represents that Employee's performance under this Agreement will not violate any other agreement to which Employee is a party and that Employee will not bring any materials which are proprietary to a third party to the Company without the prior written consent of such third party.

                  14. UNIQUE NATURE OF AGREEMENT. The Company and Employee agree that the rights conveyed by this Agreement are of a unique and special nature. Employee and the Company agree that any violation of this Agreement will result in immediate and irreparable harm to the Company and that in the event of any actual or threatened breach or violation of any of the provisions of this Agreement, the Company will be entitled as a matter of right to an injunction or a decree of specific performance from any equity court of competent jurisdiction. Employee waives the right to assert the defense that such breach or violation can be compensated adequately in damages in an action at law. Nothing in this Agreement will be construed as prohibiting the Company from pursuing any other remedies at law or in equity available to the Company for such breach or violation or threatened violation.

                  15. SEVERABILITY AND REFORMATION. The covenants, provisions, and Sections of this Agreement shall be severable, and in the event that any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in full force and effect. This Agreement will be construed in such case as if such unlawful or unenforceable portion had never been contained in this Agreement, in order to effectuate the intentions of the Company and Employee in executing this Agreement.



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                  In furtherance and not in limitation of the foregoing, should any durational or geographical restriction or restriction on business activities covered under this Agreement be found by any court of competent jurisdiction to be overly broad, Employee and the Company intend that such court will enforce this Agreement in any less broad manner the court may find appropriate by construing such overly broad provisions to cover only that duration, extent or activity which may be enforceable. The parties acknowledge the uncertainty of the law in this respect and expressly agree that this Agreement be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law.

                  16. ARBITRATION. All disputes between the parties concerning the interpretation or enforcement of any rights or obligations under this Agreement, except as otherwise provided herein, will be resolved by final and binding arbitration pursuant to the Voluntary Arbitration Rules of the AMERICAN ARBITRATION ASSOCIATION in Tampa, Florida.

                  17. MISCELLANEOUS. The failure of the Company to object to any conduct or violation of any of the covenants made by Employee under this Agreement will not be deemed a waiver by the Company of any rights or remedies the Company may have under this Agreement.

                  This Agreement is binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. Employee agrees that his obligations set forth in Section 8, and 10 through 11 of this Agreement will survive the termination of this Agreement.

                  The services to be rendered by Employee to the Company under this Agreement are personal in nature and, therefore, Employee may not assign Employee's rights under this Agreement without the prior written consent of the Company's Board. Any attempted assignment by Employee will be void and of no force or effect.

                  This Agreement will be governed and construed in accordance with the laws of Delaware. No alterations, amendments, changes or additions to this Agreement will be binding upon either the Company or Employee unless reduced to writing and signed by both parties. No waiver of any right arising under this Agreement made by either party will be valid unless given in an appropriate writing signed by that party.

                  Employee has been represented by counsel in connection with this Agreement. Employee has carefully read and fully understands all of the provisions of this Agreement.

                  This Agreement constitutes the entire understanding between Employee and the Company and supersede all prior oral or written communications, proposals, representations, warranties, covenants, understandings or agreements between Employee and the Company relating to the subject matter of this Agreement.

                  IN WITNESS WHEREOF, the parties' duly authorized representatives have duly executed this Agreement as of the day and year first above written.

SEGMENTZ, INC.:
BY: S/ALLAN MARSHALL                          TITLE: CHIEF EXECUTIVE OFFICER
----------------------                        --------------------------------

THE EMPLOYEE:
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/S/ALLAN MARSHALL
-----------------
ALLAN MARSHALL



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